UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DORAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

NEVADA	98-0555508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 West Wall, Suite 500
Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

2009 STOCK INCENTIVE PLAN
(Full Title of the Plan)

CAMLEX MANAGEMENT (NEVADA) INC.
 8275 S. Eastern Avenue, Suite 200
Las Vegas, NV 89123
(Name and Address of Agent for Service)

(702) 990-8800
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be (1) Registered	Proposed Maximum Offering (2) Price Per Share	Proposed Maximum Aggregate Offering (2) Price	Amount of Registration Fee
Common Stock $0.001 par value	6,000,000 Shares	$0.033 Per Share	$198,000	$14.12

(1)

This registration statement covers additional shares of common stock issuable upon grants of stock or upon the exercise of options granted pursuant to Doral Energy Corp.’s (the “Company”) 2009 Stock Incentive Plan, as adopted on April 24, 2009 and as amended on July 28, 2010, to directors, officers, employees and eligible consultants of the Company. This registration statement also covers an indeterminable number of additional shares of common stock which may become issuable under the 2009 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457 of the Securities Act of 1933 (the “Securities Act”) based upon the average of the closing bid price of $0.028 and closing ask price of $0.038 per share for the Company’s common stock as quoted on the Over-The-Counter Bulletin Board on July 28, 2010. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective. The Registrant previously registered shares of its common stock for issuance under the 2009 Stock Incentive Plan under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2009 (File No. 333-159480). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement referenced above.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibit
5.1	Opinion of O’Neill Law Group PLLC regarding legality of securities being registered.
23.1	Consent of Malone & Bailey PC, Certified Public Accountants and Business Consultants.
23.2	Consent of O’Neill Law Group PLLC (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).
99.1	Amended and Restated 2009 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Doral Energy Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas, on August 10, 2010.

DORAL ENERGY CORP.

By:	/s/ Everett Willard Gray
Everett Willard Gray, II
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Everett Willard Gray, II as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

Chief Executive Officer, Chief
/s/ Everett Willard Gray	Financial Officer, Chairman,	August 10, 2010
EVERETT WILLARD GRAY, II	Secretary, Treasurer and Director
(Principal Executive Officer and
Principal Accounting Officer)

/s/ Brad E. HeidelBerg		August 10, 2010
BRAD E. HEIDELBERG	Director